June 13, 2001



Corporate Property Associates 12 Incorporated
50 Rockefeller Plaza
New York, NY 10020

Ladies and Gentlemen:

               You have requested our opinions with respect to certain Federal income tax matters in connection with the proposed offering (the "Offering") of up to 5,000,000 shares of common stock (the "Shares") of Corporate Property Associates 12 Incorporated, a Maryland corporation (the "Company"), as more fully described in the registration statement on Form S-3 (the "Registration Statement"), and the prospectus included therein ("the "Prospectus"), filed by the Company with the Securities and Exchange Commission. All terms used herein have the respective meanings set forth in the Prospectus.

               We have acted as counsel to the Company with respect to the Offering of the Shares pursuant to the Company's Dividend Reinvestment and Share Purchase Plan (the "Plan"). This letter is for delivery in connection with the proposed Offering of Shares made by the Prospectus and is intended to confirm as of the date hereof certain opinions described in the "Tax Consequences" section of the Prospectus. This letter and the opinions expressed or confirmed herein are for delivery to the Company and may be relied upon only by it and those Shareholders who acquire their Shares on or before termination of the sale of Shares under the Registration Statement.

               We have acted as counsel to the Company, in connection with the preparation of the Registration Statement filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale by the Company of the Shares pursuant to the Plan.

               In rendering this opinion, we have examined such records, certificates and other documents that we have deemed necessary or appropriate for purposes of this opinion. Our opinion is qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for your purposes. We have assumed and relied, as to questions of fact and mixed



                                     2500 One Liberty Place       Delaware
                                         1650 Market Street       New Jersey
                                Philadelphia, PA 19103-7301       New York
                                               215.851.8100       Pennsylvania
                                           Fax 215.851.1420       United Kingdom
                                                                  Virginia
                                                                  Washington, DC

                                                       r e e d s m i t h . c o m

"Reed Smith" refers to Reed Smith LLP and related entities.

PHLLIB-Exhibit8-1.doc-
June 13, 2001  5:01 PM


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Corporate Property Associates 12 Incorporated                         Reed Smith
Reed Smith
June 13, 2001
Page 2




questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures.
               Based on and subject to the foregoing, we are of the opinion that under Federal income tax laws as of the date hereof:

               (1) The amount of any dividend reinvested pursuant to the Plan will be taxable to the recipients as a dividend. The amount of any commissions and fees paid on behalf of shareholders who purchase Shares under the Plan will be dividend income to them as well.

               (2) The amount of any dividend included in income of a shareholder will be included in the shareholder's adjusted tax basis in the Shares acquired under the Plan.

               (3) The section of the Registration Statement entitled "Tax Consequences" accurately reflects, in the aggregate, the state of Federal income tax law and addresses, in relation to the facts, the material Federal income tax issues with respect to which there exists a reasonable likelihood of challenge by the Internal Revenue Service (the "IRS").

               You should be aware that our opinion relates only to matters of Federal income tax law. While there are a variety of state and local tax laws which could apply to the Company and/or its Shareholders in connection with the Plan, our opinion does not purport to address the effect of any such laws.

               Our opinions and the analysis set forth above are based upon the existing provisions of the Internal Revenue Code, regulations promulgated thereunder, existing published revenue rulings, procedures and releases issued by the IRS and relevant judicial decisions, any of which could be changed at any time. Any such changes may be retroactive with respect to transactions entered into prior to the date of such changes and, therefore, could require a modification of our opinions.

               We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                             Very truly yours,



                                             /s/ Reed Smith LLP
                                             ------------------
                                             Reed Smith LLP



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